March 26, 1998




Mr. Al Colella

Colella Productions, Inc.

4620 Polaris Avenue

Las Vegas, NV  89103


RE:      Sublease Agreement
         4620 Polaris Avenue
         Las Vegas, NV  89103

Dear Al:

Sublease Agreement between Players Network and Colella Productions will be referred to as "Colella" and Players Network will be referred to as "Players" in the following.


Building:                             4620 Polaris Avenue.  This is an
--------                              approximately 7,200 sq. ft. combined
                                      office space and soundproofed warehouse, along with outside adjacent parking for approximately 15 vehicles.

Premises:                             The portion of the building subject to the
--------                              initial Sub-Lease includes a 60 x 90'
                                      soundproofed warehouse space, the entire upstairs back offices, reception area, dressing and kitchen areas, two small downstairs offices, storage room adjacent to stage, existing furniture in building and access to all other common areas/restrooms, as well as primary parking rights to at least 15 parking spaces (excluding street-front parking).

Purpose of Use:                       Business and Professional offices
--------------                        in keeping with the character of a first
                                      class office property. It is expressly
                                      important to note that

Mr. Al Colella
March 23, 1998
Page 2

                                      Players Network will especially require
                                      that any and all other building occupants abide by "quiet rules" during production activities.

Lease Term:                           The Primary Lease Term shall be for a
----------                            period of twelve (12) months beginning
                                      March 1, 1998.

Optional Lease Terms:                 At the end of the Primary Lease Term,
                                      Players Network has an exclusive "First
                                      Right of Refusal" to Sub-Lease the entire
                                      Premises and/or Building for a rate of Six
                                      Thousand Dollars ($6,000) per month, up to an additional two (2) years, the exact terms and conditions to be agreed at the end of the Primary Lease Term, or at any given time that is mutually agreed upon during the term of the lease. Players
                                      Network reserves the right to facilitate building with its own furniture and fixtures. In the event Players Network does not wish to utilize Colella
                                      Productions' furniture, Players Network
                                      will deduct Three Hundred Dollars ($300) per month and give Colella Productions a 45-day notice.

Base Rent:                            The rental rate shall be based on a full-
----------                            service gross basis:

                                         Months            Rental Rate
                                         ------            -----------
                                         1 - 12            $5,300 Per Month

Real Estate Taxes & Operating         Players Network shall not be responsible
------------------------------        for property taxes on the Building or
Adjustment:                           Premises.  Players Network will be
-----------                           responsible for the utility cost.

Mr. Al Colella
March 23, 1998
Page 3


                                      Landlord will be responsible for his own warehouse space to facilitate storage for the existing mail order business. Players Network has paid Four Thousand Dollars ($4,000) for March rent, and agrees to pay Colella Productions the remaining Twelve Hundred Dollars ($1,200) at a time when and if the company can afford it. Colella Productions agrees to clean out the storage room studio floor and all possessions belonging to Colella Productions no later than March 20th. If possessions are not removed, Players Network will be entitled to deduct Six Hundred Dollars ($600) for March and $600 for each month that Players Network does not have complete access to paid storage spaces.

Sub-Lease Rights:                     Players will not have right, to
----------------                      Sub-Lease or assign all or a part of the
                                      Premises to a third party except for
                                      Players Network's business of sound stage and production service rentals.

Security:                             Players will be responsible to have a
---------                             Receptionist during daily normal working
                                      hours.  Players will also reserve the
                                      right to provide 24-hour security to
                                      protect its equipment.

Non-Disturbance                       Players will receive appropriate
---------------                       subordination non-disturbance and
Agreements:                           attornment agreements from all mortgages
----------                            and holders of superior Interests, if any.

Insurance and Damage:                 Players will also maintain its own
--------------------                  production and liability insurance.

Mr. Al Colella
March 23, 1998
Page 4



Title Three Issues:                   At the cost and the expense of Colella,
-------------------                   the Building and Premises will comply
                                      with all relevant provisions of the
                                      Americans With Disabilities Act.

Compliance:                           Colella Productions will be responsible
----------                            for standard maintenance and property
                                      upkeep including, but not limited to
                                      plumbing, swamp coolers, fire
                                      extinguishers, etc. Players Network will submit receipts to Colella Productions for any repair costs incurred by Players
                                      Network. Expenses will be reimbursed to
                                      Players Network or deducted from the Rent.

General Provisions:                   Both parties enter into this Sub-Lease in
-------------------                   good faith and in a reasonable
                                      manner toward the peaceful and productive use of the Building and Premises.

Additional Terms:                     Upon signing this agreement,
----------------                      Players Network is allowing Colella
                                      Productions to keep the Four Thousand
                                      Shares (4,000) of Players Network stock
                                      without any of its value to be applied
                                      towards the lease.


PLAYERS NETWORK
---------------



BY:  ---------------------------------------
       Mark Bradley
       President & Chief Executive Officer


AL COLELLA                                          COLELLA PRODUCTIONS
----------                                          -------------------



BY:                                         BY:
   ------------------------------------        ---------------------------------
    Al Colella, Individually                       Al Colella, President